Exhibit 10.4

FORM OF PURCHASER STOCKHOLDER SUPPORT AGREEMENT

VIRIOS therapeutics, inc.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 7, 2024 (the “Effective Date”), is made by and between Virios Therapeutics, Inc., a Delaware corporation (“Purchaser”), and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”) of Purchaser.

WHEREAS, Purchaser and Sealbond Limited, a British Virgin Islands corporation (“Seller”), have entered into a Share Exchange Agreement, dated as of October 7, 2024 (the “Exchange Agreement”), pursuant to which Purchaser is acquiring 100% of the issued and outstanding shares in the share capital of Pharmagesic (Holdings) Inc., a Canadian corporation, from Seller in exchange for the consideration set forth therein;

WHEREAS, as of the Effective Date, Stockholder beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and has sole or shared voting power with respect to the number of Shares, and holds options to purchase shares of Purchaser Common Stock (“Purchaser Options”), in each case in the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Purchaser and Seller to enter into the Exchange Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Exchange Agreement.

NOW, THEREFORE, in consideration of, and as a condition to Purchaser and Seller’s entering into the Exchange Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder and Purchaser agree as follows:

1.	Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Purchaser or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Purchaser, with respect to the Purchaser Stockholder Matters, Stockholder shall, or shall cause the holder of record on any applicable record date to:
(a)	appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat (in person or by proxy) for purposes of calculating a quorum;
(b)	from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of the Purchaser Stockholder Matters and any matter that could reasonably be expected to facilitate the Purchaser Stockholder Matters; and (ii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Purchaser Stockholder Matters on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.
2.	Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the effective time of the approval of the Purchaser Stockholder Matters, (b) upon mutual written agreement of Seller, the Purchaser and Stockholder to terminate this Agreement or (c) 12 months following the date of this Agreement.
3.	Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Purchaser that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Purchaser Options or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.
4.	Share Transfers. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Stockholder’s Purchaser Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares or New Shares to Purchaser as payment for the (i) exercise price of Stockholder’s Purchaser Options and (ii) taxes applicable to the exercise of Stockholder’s Purchaser Options, and (3) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliated corporation, trust or other Entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that, in each such case the applicable transferee has signed a voting agreement in substantially the form hereof or joinder to this Agreement. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(3), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), (x) the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or New Shares subject to all of the restrictions, Liabilities and rights under this Agreement, which shall continue in full force and effect, and the transferee shall agree in writing to be bound by the terms and conditions of this Agreement or executes a joinder to this Agreement, in a form reasonably acceptable to Purchaser and Seller, and either the Stockholder or the transferee provides Purchaser and Seller with a copy of such agreement promptly upon consummation of any such transfer. Any Transfer in violation of this Section 4 shall be null and void.

5.	Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Purchaser and Seller as follows:
(a)	If Stockholder is an Entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;
(b)	this Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming this Agreement constitutes a valid and binding agreement of Purchaser, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;
(c)	Stockholder beneficially owns the number of Shares indicated opposite Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;
(d)	the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;
(e)	the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;
(f)	no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Purchaser in respect of this Agreement based upon any Contract made by or on behalf of Stockholder; and
(g)	as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.
6.	Irrevocable Proxy. Subject to the final sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint Purchaser and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Shares or New Shares, to vote and exercise all voting and related rights, including the right to sign Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Stockholder with respect to the Shares or New Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocably proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares or New Shares with respect to the matters set forth in Section 1 until after the Expiration Date. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with and granted in consideration of and as an inducement to Seller and Purchaser to enter into the Exchange Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.
7.	Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.
8.	Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Purchaser and/or holder of Purchaser Options and not in Stockholder’s capacity as a director, officer or employee of Purchaser or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Purchaser in the exercise of his or her fiduciary duties as a director and/or officer of Purchaser or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Purchaser or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.
9.	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Seller any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership and economic benefits of and relating to the Shares or New Shares shall remain vested in and belong to Stockholder, and Seller does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Purchaser or exercise any power or authority to direct Stockholder in the voting of any of the Shares or New Shares, except as otherwise provided herein.
10.	Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.
11.	Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Seller or Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.
12.	Disclosure. Stockholder hereby agrees that Purchaser and Seller may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by Purchaser or Seller as required by Law or the terms of the Exchange Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Exchange Agreement or any of the Contemplated Transactions, without the prior written consent of Purchaser and Seller, provided that, the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder, Purchaser or Seller pursuant to the Exchange Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.
13.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by electronic transmission (providing confirmation of transmission) to Seller or Purchaser, as the case may be, in accordance with Section 8.8 of the Exchange Agreement and to Stockholder at

his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 (or at such other address for a party as shall be specified by like notice).
14.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
15.	Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
16.	No Waivers. No waivers of any breach of this Agreement extended by Seller or Purchaser to Stockholder shall be construed as a waiver of any rights or remedies of Seller or Purchaser, as applicable, with respect to any other stockholder of Purchaser who has executed an agreement substantially in the form of this Agreement with respect to Shares or New Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Purchaser. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
17.	Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 17, (c) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 13 of this Agreement.

18.	Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.
19.	No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Purchaser Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Purchaser, the Exchange Agreement and the Contemplated Transactions, (b) the Exchange Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
20.	Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.
21.	Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Purchaser (for the avoidance of doubt, with the prior written approval required by Section 4.1 of Purchaser’s Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock), Seller and Stockholder.
22.	Fees and Expenses. Except as otherwise specifically provided herein, the Exchange Agreement or any other agreement contemplated by the Exchange Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
23.	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.
24.	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by email (without receiving a failure of delivery message in return) or, to the extent not delivered on a Business Day during business hours, on the next Business Day, (ii) on the fifth Business Day after dispatch by registered or certified mail, or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

(i)If to Purchaser, to:

Virios Therapeutics, Inc.

44 Milton Avenue

Alpharetta, GA 30009

Attention: Angela Walsh

Email Address: angela@virios.com

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

2100 Pennsylvania Street, N.W.

Washington, D.C. 200037

United States

Attention: David Schulman

Email: dschulman@orrick.com

(ii)	If to the Stockholder, to the address or email address of the Stockholder set forth on Schedule 1.
(iii)If to Seller, to:

Sealbond Limited

2 Dai Fu Street, Tai Po Industrial Estate

New Territories, Hong Kong

Attention: General Counsel

Email: CKLS-Legalteam@ck-lifesciences.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210
Attention: Blake Liggio
Caitlin Tompkins
Email: bliggio@goodwinlaw.com
ctompkins@goodwinlaw.com

25.	Construction.
(a)	For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)	Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.
(e)	The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page Has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:

[Signature Page to Support Agreement]

EXECUTED as of the date first above written.

VIRIOS THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

ACKNOWLEDGED:

SEALBOND LIMITED

By: ________________________
Name:
Title:

[Signature Page to Support Agreement]

Schedule 1

Name, Address and Email Address of Stockholder	Shares of Purchaser Common Stock	Purchaser Options
Richard Burch, 1425 Shea Harbor Drive Tuscaloosa, AL 35406 richardaburch@gmail.com	147,681	313,792
Abel De La Rosa, Ph.D. 421 Windmark Way Port St. Joe, FL 32456 adelarosa@akatace.net	4,000	22,334
Greg Duncan 435 Belada Blvd Atlanta, GA 30342 greg@virios.com	57,461	1,134,756
David Keefer 1975 E. Sawmill Road Quakertown, PA 18951 davidrkeefer@icloud.com	12,808	23,084
John C. Thomas, Jr. 3542 Water Front Dr. Gainesville, GA 30506 john@jcthomas.us	1,000	22,542
Richard J. Whitley, MD 728 Montgomery Drive Mountain Brook, AL 35213 rwhitley@uabmc.edu	700	22,375
Angela Walsh 4281 E County Hwy 30A Unit 206 Santa Rosa Beach, FL 32459 angela@virios.com	3,000	255,239
R. Michael Gendreau 12730 Shadowline St. Poway, CA 92064 mike@virios.com	0	249,819
Ralph Grosswald 115 Birkdale Ct. Alpharetta, GA 30022 ralph@virios.com	0	254,189